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                                  [LETTERHEAD]

July 14, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We have read Item 4 of Form 8-K originally dated June 21, 2000 and as amended on July 14, 2000, of Equalnet Communications Corp. and are in agreement with the statements contained in the second paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                       /s/ Ernst & Young LLP